UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 10, 2007

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2100 East Grand Avenue	90245
El Segundo, California	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (310) 615-0311

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)
Computer Sciences Corporation (the "Company") has discovered accounting errors for fiscal years 1997 through 2007 that do not qualify under FIN 48 for adjustment to its fiscal 2008 opening balance sheet.  These errors relate to the Company’s accounting for income taxes and for the effect of foreign currency exchange rate movements on certain intracompany accounts.  Although the Company is still completing its assessment of these errors, the Company currently estimates that the corrections in accounting for income taxes could result in a cumulative charge of approximately $200 million.  The Company currently estimates that the corrections in accounting for foreign currency exchange rate movements on certain intracompany accounts could result in a material cumulative gain.

On September 10, 2007, the Board of Directors concluded that the Company's financial statements included in its previously filed Annual Report on Form 10-K for fiscal year 2007, along with the accompanying report of the Company's independent registered accounting firm, should no longer be relied upon because of errors in such financial statements.  The Board of Directors has discussed these matters with the Company's independent registered accounting firm.

Upon completion of its assessment of these errors, the Company will file as soon as practicable an amended Annual Report on Form 10-K for the year ended March 30, 2007, which will restate the financial statements previously included therein.  Shortly thereafter, the Company will file its Quarterly Report on Form 10-Q for the quarter ended June 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: September 10, 2007	By /s/ Donald G. DeBuck
Donald G. DeBuck
Vice President and Controller